Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President of Finance	Investor Info:	Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com
FOR IMMEDIATE RELEASE
August 18, 2006

COMFORCE CORPORATION ANNOUNCES SENIOR NOTE REDEMPTION,
EXTENSION OF SENIOR NOTES AND CREDIT FACILITY

Woodbury, NY - August 18, 2006-- COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported that it had completed its previously announced plans to redeem $21.4 million principal amount of its 12% Senior Notes. Upon completion of this partial redemption, which was effective as of the close of business on August 16, 2006, the Company extended the maturity of its remaining Senior Notes by three years until December 1, 2010. The holders of the $22.9 million principal amount of Senior Notes that remain outstanding consented to this extension. Effective upon this extension of the Senior Notes, the term of the Company’s $110.0 million revolving credit facility was also extended by three years until July 24, 2010. The Company used loan proceeds under the credit facility to pay the redemption price of the Senior Notes.

COMMENTS FROM MANAGEMENT
“We are pleased to report the completion of these transactions which will significantly reduce our annual interest expense,” said John Fanning, Chairman and Chief Executive Officer of COMFORCE. “As earlier reported, the three-year extension of our credit facility was conditioned upon our ability to extend our Senior Notes, which we have now accomplished.
“These transactions enable us to continue our existing relationships with both our bank lenders and the holders of our Senior Notes, all of whom have supported our goals and vision.
“The Company’s public debt now stands at $22.9 million, compared to $138.0 million in June 2000. Based upon current interest rates, COMFORCE expects to save approximately $1.0 million annually in interest expense as a result of the redemption.”

About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs.

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We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO UnlimitedSM subsidiary. The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements. Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

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unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

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in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	the necessity of writing off goodwill in future periods;

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as a result of covenants and restrictions in the documents governing the Senior Notes, our bank credit facility or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

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any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 25, 2005 (a copy of which may be accessed through www.sec.gov or ).

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